Exhibit 1.2

SHARE SUBSCRIPTION AGREEMENT

by and between

APOLLO INVESTMENT CORPORATION

and

MFIC HOLDINGS, LP

Dated as of August 2, 2022

i

ii

SHARE SUBSCRIPTION AGREEMENT dated as of August 2, 2022 (this “Agreement”) between Apollo Investment Corporation, a Maryland corporation (the “Company”), and MFIC Holdings, LP, a Cayman Islands limited partnership the (“Purchaser”).

BACKGROUND

The Purchaser wishes to subscribe for and purchase, and the Company desires to issue and sell, certain shares of the Company’s common stock, par value $0.001 per share, of the Company (the “Company Shares”) on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto herby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Company agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase from the Company (the “Transaction”) 1,932,641 Company Shares (the “Shares”) at a purchase price equal to $15.5228 per share (the “Purchase Price”), which is the net asset value per Share of the Company calculated as of June 30, 2022, for an aggregate Purchase Price consideration of $29,999,999.72.

Section 1.2 Payment of Purchase Price; Closing. At the Closing (as defined below), the Company will issue and deliver the Shares to the Purchaser, against payment by or on behalf of the Purchaser of the purchase price therefor (as set forth above in Section 1.1) by wire transfer in immediately available funds to the account designated by the Company in writing to the Purchaser. The Company shall cause the Shares to be issued from the Company’s authorized but unissued capital stock, free and clear of preemptive rights and any other encumbrances or liens other than those set forth in this Agreement and applicable securities laws. Subject to the satisfaction or waiver by the applicable party of the conditions set forth in Article V, time and date of such delivery and payment shall be 10:00 a.m., New York City time, on August 4, 2022, or such other time and place as mutually agreed by the parties hereto (such time being referred to herein as the “Closing” and such date on which the Closing occurs being referred to herein as the “Closing Date”).

Section 1.3 Share Issuance; Deliverables.

(a) Subject to the terms and conditions of this Agreement, the Company shall (i) cause the Shares to be settled on the Closing Date through the regular book-entry settlement services of The Depository Trust Company (the “DTC”) and registered in the name of DTC or its nominee in book-entry form in the account specified by Purchaser pursuant to the instructions provided by Purchaser and (ii) deliver all documents necessary to effect such settlement and registration.

(b) At the Closing, the Company shall deliver to the Purchaser and the Administrative Agent (as defined below) (i) a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying (A) that the Shares are duly authorized and issued by the Company, (B) the resolutions of the Company authorizing the issuance of the Shares and (C) that all necessary consents and authorizations with respect to the issuance of the Shares by the Company to the Purchaser have been received, (ii) a duly executed Issuer Agreement in the form agreed by the Company, the Purchaser and the Administrative Agent and (iii) to the extent that the Company receives any legal opinions in connection with the issuance of the Shares, a copy of such opinion (on a reliance basis for purposes of the Administrative Agent).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as of the date hereof and as of the Closing that:

Section 2.1 Existence and Power. The Company has been duly incorporated and is validly existing in good standing as a corporation under the laws of the State of Maryland, with full corporate power and authority to own, lease and operate its properties and to conduct its business, and is duly qualified to do business and is in good standing under the laws of each jurisdiction which requires such qualification. Other than AP Surf Investments, LLC, AIC Asset Management LLC, Dynamic Product Tankers, LLC, Glacier Oil & Gas Corp., Merx Aviation Finance, LLC, MSEA Tankers LLC, AIC Pelican Holdings, LLC, AIC Spotted Hawk Holdings, LLC, AIC SHD Holdings, LLC, Chyron Corporation and AIC SB Holdings. LLC, the Company has no direct subsidiaries, i.e., no entity of which the Company owns more than 50% of the voting interests.

Section 2.2 Capitalization. The authorized capital stock of the Company consists of 63,518,718 shares of common stock, par value $0.001 per share. As of the close of business on July 26, 2022, there were 63,518,718 shares of common stock issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable and are free of any preemptive or similar rights; and, except as set forth in each preliminary prospectus and the final prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding.

Section 2.3 Authorization. The execution and delivery of and the performance by the Company of its obligations under this Agreement has been duly and validly authorized by the Company and this Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding agreement of the Company, except as the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally, (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought or (iii) the enforceability of any rights to indemnification or contribution that may be violative of the public policy underlying any law, rule or regulation (regardless of whether enforceability is considered in a proceeding in equity or law). No vote, consent or approval of the stockholders or any other securityholders of the Company is required in connection with the execution and delivery of this Agreement, the performance by the Company of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 2.4 Valid Issuance of Shares. The Shares have been duly authorized for issuance and sale pursuant to this Agreement and, upon delivery pursuant to the provisions of this Agreement, against payment of the consideration therefor in accordance with this Agreement, the Shares will be validly issued, fully paid and non-assessable, will conform to the description thereof contained in the Prospectus of the Company filed with the SEC on May 19, 2020, will be issued in compliance with federal and state securities laws and will be free of statutory and contractual preemptive rights, rights of first refusal and similar rights. The Shares are free and clear of any liens or encumbrances, are not subject to any restrictions on the ability of the owner thereof to pledge such Shares and are not subject to any restrictions on transfer, other than restrictions on transfer provided for in federal and state securities laws and the terms set forth in Section 4.1. There are not any restrictive legends applicable to the Shares.

Section 2.5 Non-Contravention/No Consents. Neither the issuance and sale of the Shares, the execution, delivery or performance of this Agreement, nor the consummation of the transactions herein or therein contemplated, nor the fulfillment of the terms hereof or thereof, conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, (i) the articles of incorporation or by-laws of the Company, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties; and no consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, except such as have been made or obtained under the Investment Company Act of 1940 (as amended, the “1940 Act”), the Exchange Act (as defined below), the Investment Advisers Act of 1940, the rules and regulations of the Financial Industry Regulation Authority and NASDAQ and the New York Stock Exchange, and such as may be required under the blue sky laws of any jurisdiction in connection with the purchase of the Shares in the manner contemplated herein.

Section 2.6 Registered Shares.

(a) The offering and sale of the Shares hereunder are being made pursuant to (i) an effective Registration Statement on Form N-2 (File No. 333-238518) (the “Registration Statement”) and (ii) a Prospectus Supplement dated the date hereof containing certain supplemental information regarding the Shares and terms of such offering and sale. The Shares are being sold to the Purchaser pursuant to and in compliance with the Registration Statement and the Prospectus Supplement. The Shares have been approved for listing, subject to official notice of issuance, on the NASDAQ Global Market.

(b) The Registration Statement and Prospectus Supplement complied when filed with the SEC (as defined below) in all material respects with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), the 1940 Act and the Rules and Regulations of the SEC, and the Registration Statement and Prospectus Supplement, when taken together as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 2.7 Periodic Filings; Financial Statements.

(a) The Company has timely filed with or otherwise furnished to (as applicable) the U.S. Securities and Exchange Commission (the “SEC”) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents and related exhibits required to be filed or furnished by it under the Securities Act or the Securities Exchange Act of 1934, as amended, and the Rules and Regulations of the SEC promulgated thereunder (the “Exchange Act”), as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the 1940 Act (collectively the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act or the 1940 Act, as applicable, and none of the Company SEC Documents contained, when filed with the SEC, and if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC.

(b) The Company’s financial statements, together with related schedules and notes, included in the Company SEC Documents present fairly the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the 1940 Act and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein); and the other financial and statistical information and data included in the Registration Statement are accurately derived from such financial statements and the books and records of the Company.

(c) The Company is in compliance with the requirements of Rule 144(c) promulgated under the Securities Act.

Section 2.8 Compliance with Laws. The Company is not, or since January 1, 2019, has not been, in violation in any respect of any applicable Law, except as would not, individually or in the aggregate, be material to the Company and its subsidiaries, taken as a whole. The Company is not subject to a pending investigation by any foreign, federal, state or local court, tribunal, agency, department, commission or office (each a “Governmental Entity”) with respect to compliance with any applicable law, except for (i) such of the foregoing as would not, individually or in the aggregate, reasonably be material to the Company and its subsidiaries, taken as a whole, and (ii) as otherwise expressly disclosed in the Company SEC Documents.

Section 2.9 Undisclosed LiabilitiesSection 2.10 . Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended March 31, 2022, (ii) liabilities incurred since March 31, 2022 in the ordinary course of business consistent with past practice, and (iii) liabilities that would not, individually or in the aggregate, be material to the Company and its subsidiaries, taken as a whole, the Company and its subsidiaries do not have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a balance sheet of the Company (including the notes thereto).

Section 2.10 Investment Advisory Management Agreement. The Company has furnished or made available to the Purchaser a true and complete copy of the Fourth Amended and Restated Investment Advisory Management Agreement (the “IMA”), dated as of August 2, 2022, by and between the Company and Apollo Investment Management, L.P. (“Apollo”) and the Second Amended and Restated Administration Agreement (the “Administration Agreement”), made as of May 17, 2018, between the Company and Apollo, unless such agreement is publicly available. Each of the IMA and the Administration Agreement has not been amended or otherwise revised. Except for the IMA and the Administration Agreement, there are no other contracts, agreements, binding arrangements or commitments of any kind pursuant to which the Company pays a fee to Apollo or any of its Affiliates for its services (it being acknowledged that from time to time the Company may engage Apollo or one of its Affiliates to provide the Company advice or services in connection with transactions the Company is exploring or consummating and pay Apollo or such Affiliate fees in connection therewith). As used in this Agreement, “Affiliate” shall mean as to any person, any other person that directly or indirectly Controls, is Controlled by, or is under common Control with, such person. “Control” shall mean, as to any person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

Section 2.11 Takeover Provisions. The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar anti-takeover arrangements in effect that could impact Purchaser’s investment made pursuant to this Agreement. The Board of Directors of the Company has taken all actions such that any restrictions imposed by (a) the Maryland Control Share Acquisition Act or (b) any other “control share acquisition,” “fair price,” “moratorium,” “business combination”, “supermajority”, “affiliate transactions” or other anti-takeover law are not applicable to this Agreement, the investment made pursuant to this Agreement, the Purchaser and any lender, agent or other Secured Party (as defined below) under the Credit Facility (as defined below) (collectively referred to herein as “Takeover Law”).

Section 2.12 Margin Loan. The Company acknowledges that Purchaser has entered into a Loan and Security Agreement, dated as of August 2, 2022 (the “Loan Agreement”) with MidCap FinCo Designated Activity Company, a designated activity company limited by shares incorporated under the laws of Ireland, as Guarantor, the lenders from time to time party thereto and Ally Bank, as the Administrative Agent (in such capacity, the “Administrative Agent”) and the Arranger (as may be amended, modified, supplemented or otherwise changed from time to time, and together with any increases, refinancings or replacements thereof, the “Credit Facility”) and consents to (a) the entry into the Credit Facility and (b) the pledge of the Shares pursuant thereto.

Section 2.13 Business Development Company Status. The Company has duly elected to be treated by the SEC under the 1940 Act as a “business development company” (the “BDC Election”) and the Company has not filed with the SEC any notice of withdrawal of the BDC Election pursuant to Section 54(c) of the 1940 Act. The BDC Election is effective, and no order of suspension or revocation of such election has been issued or proceedings therefor initiated or, to the Company’s knowledge, threatened by the SEC.

Section 2.14 Tax Matters

(a) The Company has (i) qualified as a regulated investment company within the meaning of Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”), in respect of each taxable year since its commencement and was, and is, in compliance with the requirements of Code Section 851 for each of the applicable fiscal periods ending on or prior to the date of Closing, and (ii) timely provided to its shareholders any notices relating to the character of shareholder distributions or portions thereof required under Code Sections 852 or 853 and Section 19 of the 1940 Act.

(b) The Company has filed, or has caused to be filed, all foreign, federal, state and local tax returns required to be filed or has properly requested extensions thereof, whether or not arising from transactions in the ordinary course of business, and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, whether or not arising from transactions in the ordinary course of business, except (i) for any such tax, assessment, fine or penalty that is currently being contested in good faith and with respect to which the Company has established adequate reserves in conformity with generally accepted accounting principles or (ii) where the failure to file such returns or pay such tax, assessment, fine or penalty would not have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company or is as set forth in or contemplated in the Prospectus Supplement, dated the date hereof (exclusive of any supplement thereto).

(c) The stock of the Company is of a class of stock that is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Company as of the date hereof and as of the Closing that:

Section 3.1 Existence and Power. The Purchaser is duly organized and validly existing under the laws of the state of its organization and has all power and authority to enter into and perform its obligations under this Agreement, acting on behalf of the investment funds and accounts it manages.

Section 3.2 Authorization. This Agreement has been duly authorized by all necessary action on the part of the Purchaser. When executed and delivered by the Purchaser and countersigned by the Company, this Agreement shall constitute the legal, valid and binding obligation of the Purchaser (acting on behalf of the funds and accounts it manages) enforceable against the Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.

Section 3.3 Governmental Authorization. As of the date hereof, no permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required to be obtained or made by it in connection with the execution, delivery and performance by it of this Agreement, the consummation by it of the transactions contemplated hereby or thereby, or the issuance, sale or delivery to it by the Company of the Shares, other than under the United States Hart-Scott-Rodino Antitrust Improvements act of 1976, as amended, and the rules and regulations promulgated thereunder, which was notified to the Federal Trade Commission and Department of Justice on April 18, 2022, and a filing on a Form Schedule 13G (or 13G-A), if applicable.

Section 3.4 Non-Contravention. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby and thereby will not violate any statute, order, rule or regulation of any Governmental Entity having jurisdiction over the Purchaser or any of its properties.

Section 3.5 Purchase for Own Account. The Purchaser is acquiring the Shares for its own account (acting on behalf of the funds and accounts it manages) and not with a view to, or for sale in connection with, any distribution or offering of the Shares in violation of the Securities Act, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Shares. The Purchaser does not presently have any contract, agreement, undertaking, arrangement, obligation or commitment with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. The Purchaser acknowledges that in making its investment decision to acquire the Shares, it has relied, as to information about the Company’s business, results of operations and financial condition, only on publicly available information as filed with the SEC through the date hereof and has not relied on any other written or oral statements made by representatives of the Company or its Affiliates or any other person.

ARTICLE IV

COVENANTS

Section 4.1 Limitations on Transfer.

(a) The Purchaser shall not, without the prior written consent of a majority of the disinterested members of the board of directors of the Company, (i) sell, assign, transfer, mortgage, alienate, pledge, hypothecate, create a security interest in or lien on, place in trust or in any other way encumber or otherwise dispose of any of their Shares or any interest therein or (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably would be expected to lead to or result in a sale or disposition (whether by the Purchaser or someone other than the Purchaser), or transfer of any of the economic consequences of ownership, in whole or in part of the Shares or any such other securities whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of the Shares or other securities, in cash or otherwise, in each case until the two year anniversary of the Closing other than with respect to the margin loan described in Section 2.12.

(b) Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement shall prevent or limit the ability of the Purchaser to issue and sell securities or ownership interests in Purchaser or any of Purchaser’s direct or indirect parent or subsidiary companies or owners to issue or sell securities or ownership interests in such persons or to transfer any ownership interests in Purchaser or any of its direct or indirect parent or subsidiary companies or owners, (ii) the Purchaser shall be permitted to grant a security interest in and pledge the Shares pursuant to the Credit Facility, (iii) if required to pursuant to the Credit Facility, the Purchaser or any of its Affiliates shall be permitted to sell, transfer or otherwise dispose of the Shares. In addition, (A) none of the restrictions in this Agreement shall apply to any lender, agent or other secured party under such Credit Facility (including, without limitation, the Secured Parties under and as defined in the Loan Agreement) (collectively, the “Secured Parties”) under the Credit Facility with respect to any Shares that they acquire or otherwise control pursuant to the Credit Facility and (B) the Secured Parties and their respective affiliates shall be permitted to exercise remedies with respect to the Shares in accordance with the loan documents governing such Credit Facility.

(c) The Company shall not place any transfer restrictions on the Shares other than those set forth in Section 4.1(a) (but subject to the exceptions in Section 4.1(b)).

Section 4.2 Control Securities. The Purchaser acknowledges that when issued, the Shares will be subject to limitations on transfer as contemplated by Rule 144 of the General Rules and Regulations under the Securities Act (“Rule 144”) and that the Shares cannot be sold or transferred by the Purchaser except in compliance with the registration requirements of the Securities Act or pursuant to an exemption or safe harbor from registration thereunder, including, but not limited to, Securities Act Rule 144.

Section 4.3 Current Reports; Maintenance of Eligibility. For so long as the Purchaser owns any Shares or has pledged any Shares to a Secured Party, the Company shall use its reasonable best efforts to comply with the requirements of Rule 144(c) promulgated under the Securities Act.

Section 4.4 Takeover Laws. The Company shall use its reasonable best efforts to ensure that no Takeover Laws become applicable to the transactions contemplated by this Agreement, the Purchaser as owner of the Shares or any Secured Party that receives any pledge of the Shares pursuant to the terms of the Credit Facility.

Section 4.5 BDC Election. So long as any indebtedness is outstanding under the Credit Facility, the Company shall use its reasonable best efforts at all times to maintain its status as a “business development company” under the 1940 Act.

Section 4.6 Use of Proceeds. The Company shall use the proceeds from the Transaction as disclosed in the Prospectus Supplement dated the date hereof.

ARTICLE V

CONDITIONS TO CLOSING; TERMINATION

Section 5.1 Conditions to the Obligations of the Company. The obligations of the Company hereunder shall be subject to the following conditions:

(a) All representations and warranties and other statements of the Purchaser herein are, at and as of the Closing, true and correct; and

(b) The Purchaser shall have performed all of its obligations hereunder theretofore to be performed; and

(c) There shall not be any law, rule, regulation, order or decree of any Governmental Entity prohibiting or making illegal any of the transactions contemplated by this Agreement or any of the agreements entered into in connection with this Agreement.

Section 5.2 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser hereunder shall be subject to the following conditions:

(a) All representations and warranties and other statements of the Company herein are, at and as of the Closing, true and correct;

(b) The Company shall have performed all of its obligations hereunder theretofore to be performed;

(c) The Shares shall be listed on the NASDAQ Global Select Market upon issuance; and

(d) There shall not be any law, rule, regulation, order or decree of any Governmental Entity prohibiting or making illegal any of the transactions contemplated by this Agreement or any of the agreements entered into in connection with this Agreement.

Section 5.3 Termination. Either party may terminate this Agreement if the Closing has not occurred by August 12, 2022. If this Agreement is terminated, the provisions of this Agreement shall immediately become void and of no further force and effect, and there shall be no liability on the part of any party hereto, except for willful breaches of this Agreement prior to the time of such termination.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

(i)	If to the Company:

Apollo Investment Corporation

9 West 57th Street

New York, NY 10019

Attention: Kristin M. Hester

Email: khester@apollo.com

(ii)	If to the Purchaser:

MFIC Holdings, LP

c/o MidCap Financial Services, LLC

7255 Woodmont Ave, Suite 300

Bethesda, MD 20814

Attention: David Moore, Robert Goodridge

Email: dmoore@midcapfinancial.com, rgoodridge@midcapfinancial.com

Section 6.2 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.3 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Company and the Purchaser; and

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.4 Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, the Purchaser will pay all reasonable and documented out-of-pocket costs and expenses incurred by the Company prior to the Closing in connection with this Agreement and the transaction contemplated herein greater than $300,000; provided, further that such expenses shall not include any fees, charges, costs or expenses from Affiliates of the Company.

Section 6.5 Successors and Assigns. No party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, provided that Purchaser may assign this Agreement or its rights thereunder to any Secured Party to secure its obligations under any Credit Facility. Subject to the immediately preceding sentence, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 6.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

Section 6.7 Jurisdiction. EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF VIA OVERNIGHT COURIER, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FOURTEEN CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST THE OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

Section 6.8 Waiver of Jury Trial. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

Section 6.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties hereto and/or their Affiliates with respect to the subject matter of this Agreement.

Section 6.10 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 6.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 6.12 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. The Administrative Agent shall be an express third party beneficiary hereunder. No provision of this Agreement shall confer upon any other person other than the parties hereto any rights or remedies hereunder.

Section 6.13 Electronic Signature. This Agreement may be executed by applying an electronic signature using DocuSign, or any similar program or method (the “Electronic Execution Program.”) This Agreement may be delivered using, and delivery may occur by means of, the Electronic Execution Program, facsimile, by email attaching a portable document format (PDF) document.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:

APOLLO INVESTMENT CORPORATION

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

PURCHASER:

MFIC HOLDINGS, LP

By: MFIC GP, LLC, its general partner

By:	/s/ Michael Salvati
Name:	Michael Salvati
Title:	Manager

[Signature Page to Share Subscription Agreement]